Exhibit 99.1

Claymont Steel Announces Guidance for Second Quarter Earnings

Claymont Steel Holdings (NASDAQ – PLTE) announced today that it expects second quarter net earnings to be in the range of $0.45 to $0.50 per share, up from $0.34 per share in the first quarter. The Company still expects growth in shipments over 1st quarter levels and higher average selling prices. EBITDA for the quarter is expected to be flat with the first quarter mainly due to higher scrap prices. The company also experienced higher than normal delays in the plate mill and custom burning area which will impact results for the quarter. The upcoming annual Plate Mill outage planned for the first week of July will address all of the issues that led to these higher than expected delays.

Jeff Bradley, Chairman and CEO commented: “Demand for our products continues to be very solid. As we continue to invest in our facility we anticipate increasing operating efficiencies and reliability with consequent margin improvements. Our new scarfing machine started up this week and we expect immediate improvement in our surface quality as well as an increase in capacity. Our new $1.1 million testing facility is nearing completion and our new Custom Burning machines started up two weeks ago bringing our burning capacity to approximately 50,000 tons. We continue our debt reduction program while investing capital in our facility to improve operations.”

The company plans to announce second quarter earnings early in the month of August.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs, expectations, future goals and similar statements, constitute forward-looking statements. These statements include, among others, statements regarding our business outlook, anticipated financial and operating results, anticipated product demand, interest expense, gross profit margins and scrap costs, the availability of raw materials and debt reductions plans. These forward-looking statements are based on management’s beliefs and assumptions, which are based on currently available information. These assumptions could prove inaccurate. These forward-looking statements also involve a number of risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statements. Some of these risks and uncertainties are described in Claymont Steel’s filings with the Securities and Exchange Commission, including the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors in the Company’s annual report on Form 10-K, filed with the SEC on April 2, 2007. Claymont Steel undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

(PLTE-G)

Source: Claymont Steel Holdings, Inc.

FOR FURTHER INFORMATION:

Allen G. Egner, VP Finance and Treasurer

Telephone: (302) 792-5400

E-mail: aegner@claymontsteel.com